EXHIBIT 23.3





INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Cendant Corporation on Form S-8 of our report dated June 24, 1996, relating to the consolidated balance sheet of Sierra On-Line, Inc. and subsidiaries for the year ended March 31, 1996 and the consolidated statements of operations, stockholders' equity and cash flows for the two years ended March 31, 1996, incorporated by reference from the Joint Proxy Statement of CUC International Inc. and HFS Incorporated on
Schedule 14A filed on August 28, 1997.



/s/ Deloitte & Touche LLP


Seattle, Washington
December 16, 1997